EXHIBIT 10.3

March 3, 2010

Donald R. Peck

58 North Street

Lexington, Massachusetts 02420

Dear Don:

Satcon Technology Corporation (“Satcon” or the “Company”), an employer at will, is pleased to confirm our offer of employment to you as Chief Financial Officer & Treasurer reporting to the President and Chief Executive Officer.

Compensation

Your starting base salary will be $300,000 per annum payable in substantially equal bi-weekly installments of $11,540.00.

In addition, you are eligible for a fiscal year based incentive cash bonus opportunity of up to 30% of your base salary for a particular fiscal year pursuant to the terms of the Satcon 2010 Incentive Plan for Management, a copy of which is attached hereto as Exhibit A.

We are also offering you two stock options, one in the amount of 500,000 shares of our Common Stock that will be issued under Satcon’s 2005 Incentive Compensation Plan (the “Plan”) and one that will be issued outside of the Plan in the amount of 500,000 shares of our Common Stock (individually, an “Option” and, collectively, the “Options”).  Shares exercisable under the Options shall vest in accordance with the following schedule: (i) one-quarter of the shares underlying each Option shall vest on the first anniversary of your employment commencement date, and (ii) one-twelfth of the shares underlying each Option shall vest on each quarterly anniversary of your employment commencement date commencing with the fifth quarterly anniversary of your employment commencement date (250,000 in the aggregate per year).  Except as set forth below, any unvested shares under the Options will expire on the last day of your employment and each Option will expire at the earlier of ten years after the date of grant, if you remain an active employee at that time, or 90 days after you are no longer employed by Satcon hereunder (unless you are terminated for “Cause” (as hereinafter defined) in which case it will expire immediately). If your employment is terminated without Cause or is Constructively Terminated (as such term is hereinafter defined) or you become subject to a Disability (as such term is defined under the Plan) or die while you are employed by the Company you or your Estate shall have 12 months after such termination without Cause,

Constructive Termination, determination of Disability or date of death to exercise the option.  If a Change in Control (as such term is defined under SatCon’s amended 2005 Stock Incentive Plan (the “Plan”)) occurs, all unvested shares under the Options will vest, and you will have the right to exercise the Options at or prior to the closing of the Change in Control transaction.  If you choose not to exercise, your Options will be accorded the same treatment as options outstanding under the Plan are accorded under the Change in Control transaction. The Options will be subject to our obtaining the approval of our Board of Directors (which will be obtained prior to your commencing employment) and any necessary pre-issuance notice filing with NASDAQ with respect to the Option being issued outside of the Plan.  We will file a Registration Statement on Form S-8 following your employment commencement date covering the Option being issued outside of the Plan and the shares issuable thereunder.

The exercise price of the Options will be the greater of (i) $1.66 per share or (ii) the closing bid price of a share of Satcon Common Stock on the NASDAQ exchange on the date the option is granted, which will be the date on which your employment with Satcon commences.  Satcon will prepare and provide you with a copy of the Options prior to your commencement of employment.

Constructive Termination

For the purposes of this letter, “Constructive Termination” shall be deemed to occur if: (a) there is any reduction of your base compensation; or (b) the Company reduces or changes your responsibilities such that you are no longer performing the duties customarily performed by the Chief Financial Officer of SatCon (other than as a result of your dying, being terminated for Cause or becoming Disabled); or (c) the Company requires you to move your principal residence to a location that is more than 35 miles from Boston, Massachusetts; and you provide the Company with 15 days notice of such reduction and the Company does not remedy such situation within the thirty (30) day period immediately following such notice and you then elect to terminate your employment relationship voluntarily.

Payments and Benefits Upon Termination of Employment

Upon termination of your employment, the Company shall pay you any compensation and benefits earned by you through the date of termination of your employment (the “Termination Date”), including any earned bonus that has not been paid as of the Termination Date.  Additionally, in the event that your employment has been terminated by the Company without Cause (other than as a result of your dying or becoming subject to a Disability) or your employment has been Constructively Terminated, and conditioned upon your execution of a written release reasonably acceptable to the Company and you (a “Release”) that becomes binding upon you and the Company (to be drafted and provided by the Company) of any and all claims, including without limitation any claims for lost wages or benefits, the issuance of additional stock options, compensatory damages, punitive damages, attorneys’ fees, equitable relief, or any other form of damages or relief you may assert against the Company, you shall receive the following benefits for the twelve (12) month period immediately following the Termination Date: (i) continuation of your base salary (as of the Termination Date), less all applicable taxes and withholdings, paid in accordance with the Company’s normal payroll schedule and practices, and (ii) payment by the Company of the share of the premiums for continuation of medical and dental benefits under COBRA that are paid by the Company for active and similarly-situated employees who receive the same type of coverage, assuming you elect and are eligible for such coverage.

For purposes of this letter, “Cause” for termination shall be deemed to exist upon (i) a good faith finding by the Board of Directors of the Company (A) that you have repeatedly and willfully failed to perform your reasonably assigned duties for the Company, which failure is not cured within fifteen days after written notice to you of such finding; (B) that you have engaged in fraud, gross negligence or the deliberate and intentional violation of material rules or standards applicable to you as a result of your employment at the Company (“Misconduct”), which fraud, gross negligence or Misconduct has had or could have a material adverse effect on the Company; or (C) that you have been enjoined or otherwise prevented by court order (whether temporarily or permanently) from performing your full duties as Chief Financial Officer of the Company; (ii) that you have been convicted of, or pled guilty or nolo contendere to, any crime involving moral turpitude or any felony; or (iii) a breach by you of any material provision of this Agreement or any invention and non-disclosure agreement with the Company, which breach is not cured within fifteen days after written notice thereof to you.

Benefits

Beginning on your first day of employment, you will be eligible to participate in our comprehensive medical insurance plan, dental insurance, 401k savings plan, long term disability and life insurance plans.  You are eligible for four (4) weeks of paid vacation per year.  Vacation time is accrued in equal monthly increments over the course of the year.  You will be entitled to be reimbursed for your reasonable and necessary business expenses in accordance with our standard policy regarding such reimbursements.

Other Agreements

You will be required to review and sign the company’s standard non-disclosure and patent agreement prior to or on your first day of work.  You will also be required to agree to the terms of the Satcon insider trading policy and procedures.  As you will be a Section 16 officer, you will be subject to the reporting requirements under Section 16 of the Securities Exchange Act of 1934.

You also hereby represent and warrant to the Company, as a material inducement to the Company’s entering into this Employment Offer Letter, that you are not subject to any commitment or obligation, contractual or at law, that restricts your ability to serve as Chief Financial Officer of the Company or that could materially interfere with your full performance of your duties as such.

You shall be entitled to indemnification from the Company as may be provided in the Company’s Certificate of Incorporation and Bylaws to officers and directors of the Company.  You shall be included in any directors and officers liability insurance coverage provided to the Company’s directors and executive officers generally from time to time.

Don, I trust that you will find the CFO & Treasurer position offered both challenging and rewarding.  We all very much look forward to your becoming a part of Satcon.

Sincerely,

/s/ Charles S. Rhoades

Charles S. Rhoades, President and Chief Executive Officer
Satcon Technology Corporation

AGREED TO AND ACCEPTED

/s/ Donald R. Peck
Donald R. Peck